UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Soliciting Material Pursuant to §240.14a-12

Tribune Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THIS FILING CONSISTS OF A COMMUNICATION TO EMPLOYEES OF TRIBUNE COMPANY POSTED ON THE TRIBUNE EMPLOYEE INTRANET ON JULY 18, 2007.

1.                                      What is a fairness opinion and were any issued in connection with this transaction?

Fairness opinions take many different forms.  In merger transactions, they are opinions given by professional financial advisors that the price being paid to shareholders in the merger is fair to them from a financial point of view.

A number of fairness opinions were issued in connection with the ESOP/Zell transaction.  The independent special committee of our board of directors, and our board, received a fairness opinion from Morgan Stanley, a nationally recognized investment bank, that the $34 per share that shareholders will receive is fair from a financial point of view. Tribune’s board of directors also received a similar fairness opinion from Merrill Lynch, another nationally recognized investment bank.

Tribune’s ESOP Trustee, GreatBanc, also received a fairness opinion from its financial advisor, Duff & Phelps.  That fairness opinion related to the ESOP’s purchase of common stock at $28 per share on April 1 and it confirmed the fairness of that purchase price for the ESOP participants.